AMENDMENT NO. 1
TO
AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
     The Master Administrative Services Agreement (the “Agreement”), dated July 1, 2006, by and between Invesco Aim Advisors, Inc., formerly A I M Advisors, Inc., a Delaware corporation, and AIM International Mutual Funds, a Delaware statutory trust is hereby amended as follows:
WITNESSETH:
     WHEREAS, the parties desire to amend the Agreement to change the name of AIM Global Aggressive Growth Fund to AIM Global Small & Mid Cap Growth Fund;
     NOW, THEREFORE, the parties agree as follows;
1.	Appendix A of the Agreement is hereby deleted in its entirety and replaced with the following:
“APPENDIX A
FEE SCHEDULE TO
AMENDED AND RESTATED MASTER ADMINISTRATIVE SERVICES AGREEMENT
OF
AIM INTERNATIONAL MUTUAL FUNDS

Portfolios	Effective Date of Agreement
AIM Asia Pacific Growth Fund	July 1, 2006
AIM European Growth Fund	July 1, 2006
AIM Global Growth Fund	July 1, 2006
AIM Global Small & Mid Cap Growth Fund	July 1, 2006
AIM International Core Equity Fund	July 1, 2006
AIM International Growth Fund	July 1, 2006
     AIM may receive reimbursement for costs or reasonable compensation for such services as follows:

Rate*	Net Assets

0.023%	First $1.5 billion
0.013%	Next $1.5 billion
0.003%	Over $3 billion

*	Annual minimum fee is $50,000. An additional $10,000 per class of shares is charged for each class other than the initial class. The $10,000 class fee is waived for any of the above Portfolios with insufficient assets to result in the payment of more than the minimum fee of $50,000.

     All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.
Dated: May 1, 2008

INVESCO AIM ADVISORS, INC.

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)

AIM EQUITY FUNDS

Attest:	/s/ Stephen R. Rimes	By:	/s/ John M. Zerr

	Assistant Secretary		John M. Zerr
Senior Vice President

(SEAL)